Exhibit 10.1

DAVID H. STOVALL, JR.

AGREEMENT

WITH

STEIN MART, INC.

This Agreement (this “Agreement”) entered into in the City of Jacksonville and State of Florida between Stein Mart, Inc., a Florida corporation and its divisions, subsidiaries and affiliates (the “Company”), and David H. Stovall, Jr. (“Executive”), is made as of December 2, 2008 (the “Effective Date”).

In consideration of the promises and mutual covenants contained herein, the parties, intending to be legally bound, agree as follows:

SECTION 1. TERM OF EMPLOYMENT

(a) Term. The Company agrees to employ Executive, and Executive agrees to be employed by the Company, for a period of three (3) year(s) beginning on the Effective Date (the “Term”). The Term will be extended for successive one-year periods starting on the third anniversary of the Effective Date and on each subsequent anniversary date, unless Executive or the Company cancels the automatic extension by providing written notice to the other at least 120 days prior to the anniversary date.

SECTION 2. DEFINITIONS

“Board of Directors” means the Board of Directors of Stein Mart, Inc. and any of its divisions, affiliates or subsidiaries.

“Cause” means the occurrence of any one or more of the following:

(a) Executive has been convicted of, or pleads guilty or nolo contendere to, a felony involving dishonesty, theft, misappropriation, embezzlement, fraud crimes against property or person, or moral turpitude which negatively impacts the Company; or

(b) Executive intentionally furnishes materially false, misleading, or omissive information to the Company or persons to whom the Executive reports; or

(c) Executive intentionally fails to fulfill any assigned responsibilities for compliance with the Sarbanes-Oxley Act of 2002 or violates the same; or

(d) Executive intentionally and wrongfully damages material assets of the Company; or

(e) Executive intentionally and wrongfully discloses material Confidential Information of the Company; or

(f) Executive intentionally and wrongfully engages in any competitive activity which would constitute a material breach of the duty of loyalty; or

(g) Executive intentionally and materially breaches any written material employment policy or any material provision of the Company’s Ethics Policy, which breach is not remedied by Executive within the Executive Cure Period ;

(h) Executive intentionally commits a material breach of this Agreement, which breach is not remedied by Executive within the Executive Cure Period; or

(i) Executive intentionally engages in acts or omissions which constitute failure to follow reasonable and lawful directives of the Company, provided, however, that such acts or omissions are not cured within the Executive Cure Period.

No act, or failure to act, on the part of Executive shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in or not opposed to the best interests of the Company. Notwithstanding the foregoing, whether or not “intentional,” any action or failure to act which the Company believes not in its best interests shall be cured during the Executive Cure Period. Failure to meet performance standards or objectives shall not constitute Cause for purposes hereof.

“Change in Control” means the occurrence of any of the following: (a) the Board approves the sale of all or substantially all of the assets of the Company in a single transaction or series of related transactions; (b) the Company sells and/or one or more shareholders sells a sufficient amount of its capital stock (whether by tender offer, original issuance, or a single or series of related stock purchase and sale agreements and/or transactions) sufficient to confer on the purchaser or purchasers thereof (whether individually or a group acting in concert) beneficial ownership of at least 35% of the combined voting power of the voting securities of the Company; (c) the Company is party to a merger, consolidation or combination, other than any merger, consolidation or combination that would result in the holders of the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation or combination; or (d) a majority of the board of directors consists of individuals who are not Continuing Directors (for this purpose, a Continuing Director is an individual who (i) was a director of the Company on July 1, 2008 or (ii) whose election or nomination as a director of the Company is approved by a vote of at least a majority of the directors then comprising the Continuing Directors).

“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a specific provision of the Code shall be deemed to refer to any successor provision thereto and the regulations promulgated thereunder.

“Company Cure Period” means a period of fifteen (15) days following receipt of written notice from the Executive that the specified act or omission, if not cured within such fifteen (15) day period would constitute “Good Reason” under this Agreement for the Executive’s termination,

“Compensation Committee” means the Company’s Compensation Committee or, if no such committee exists, the term Compensation Committee shall mean the Board of Directors.

“Competing Business” means any business which (a) at the time of determination, is substantially similar to the whole or a substantial part of the business conducted by the Company or any of its divisions or affiliates; (b) at the time of determination, is operating a store or stores which, during its or their fiscal year preceding the determination, had aggregate net sales, including sales in leased and licensed departments, in excess of $10,000,000, if such store or any such stores is or are located in a city or within a radius of 25 miles from the outer limits of a city where the Company, or any of its divisions or affiliates, is operating a store or stores which, during their fiscal year preceding the determination, had aggregate net sales, including sales in leased and licensed departments, in excess of $10,000,000; and (c) had aggregate net sales at all locations, including sales in leased and licensed departments and sales by its divisions and affiliates, during its fiscal year preceding that in which the Executive first rendered personal services thereto, in excess of $25,000,000.

“Executive Cure Period” shall mean the following period after receipt by Executive of notice that a specified act or omission by the Executive will, if not cured within the Executive Cure Period, constitute “Cause” under this Agreement: such time as would be required for a reasonable person to cure such act or omission, but in no event more than fifteen (15) business days.

“Good Reason” means the occurrence of any one or more of the following which is not cured by the Company within the Company Cure Period:

(a)	a material failure to pay to Executive compensation and benefits (as described in Section 4) that have been earned, if any, by Executive; or

(b)	a material reduction in Executive’s compensation or benefits (as described in Section 4) which is materially more adverse to the Executive than similar reductions applicable to other executives of a similar level of status within the Company as Executive; or

(c)	the assignment to Executive of duties which results in a material diminution in such position, authority, duties or responsibilities and which could reasonably be believed to be demeaning, excluding any isolated and inadvertent action not taken in bad faith and which is remedied within the Company Cure Period; or

(d)	any failure by the Company to comply with any of the material provisions of this Agreement; or

(e)	any requirement that Executive perform duties that, in the good faith professional judgment of Executive, after consultation with the Board of Directors, are inconsistent with ethical or lawful business practices; or

(f)	Executive’s being required to relocate to a principal place of employment more than one-hundred (100) miles from his current principal place of employment in Jacksonville, Florida during the Term unless the Company shall pay all reasonable costs and expenses related thereto; or

(g)	a Change in Control has occurred and Executive gives written notice of termination for Good Reason under this clause within sixty (60) days following the Change of Control.

“Termination Date” means the date of Executive’s termination of employment, or if the Executive continues to provide services to Stein Mart, Inc. or its 409A affiliates following his termination of employment, such later date as is considered a separation from service from Stein Mart, Inc. and its 409A affiliates within the meaning of Code Section 409A. For purposes of this Agreement, the Executive’s “termination of employment” shall be presumed to occur when Stein Mart, Inc. and the Executive reasonably anticipate that no further services will be performed by the Executive for Stein Mart, Inc. and its 409A affiliates or that the level of bona fide services the Executive will perform as an employee of Stein Mart, Inc. and its 409A affiliates will permanently decrease to no more than 20% of the average level of bona fide services performed by the Executive (whether as an employee or independent contractor) for Stein Mart, Inc. and its 409A affiliates over the immediately preceding 36-month period (or such lesser period of services). Whether the Executive has experienced a termination of employment shall be determined by Stein Mart, Inc. in good faith and consistent with Section 409A of the Code. Notwithstanding the foregoing, if the Executive takes a leave of absence for purposes of military leave, sick leave or other bona fide reason, the Executive will not be deemed to have experienced a termination of employment for the first six (6) months of the leave of absence, or if longer, for so long as the Executive’s right to reemployment is provided either by statute or by contract, including this Agreement; provided that if the leave of absence is due to a medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than six (6) months, where such impairment causes the Executive to be unable to perform the essential functions of his position of employment or any substantially similar position of employment with or without a reasonable accommodation (hereinafter referred to as the “Disability” of Executive), as determined by the Company’s board of directors in its good faith discretion, the leave may be extended by Stein Mart, Inc. for up to 29 months without causing a termination of employment. For purposes hereof, the term “409A affiliate” means each entity that is required to be included in Stein Mart, Inc.’s controlled group of corporations within the meaning of Section 414(b) of the Code, or that is under common control with Stein Mart, Inc. within the meaning of Section 414(c) of the Code; provided, however, that the phrase “at least 50 percent” shall be used in place of the phrase “at least 80 percent” each place it appears therein or in the regulations thereunder.

SECTION 3. TITLE, POWERS AND RESPONSIBILITIES

(a) Title. Executive shall be the Chief Executive Officer of the Company.

(b) Powers and Responsibilities.

(i)	Executive shall use Executive’s best efforts to faithfully perform the duties of his employment and shall perform such duties as are usually performed by a person serving in Executive’s position with a business similar in size and scope as the Company and such other additional duties as may be prescribed from time to time by the Company which are reasonable and consistent with the Company’s operations, taking into account officer’s expertise and job responsibilities. Executive agrees to devote Executive’s full business time and attention to the business and affairs of the Company. Executive shall serve on such boards and in such offices of the Company or its subsidiaries as the Board of Directors reasonably requests.

(ii)	Executive, as a condition to his employment under this Agreement, represents and warrants that he can assume and fulfill responsibilities described in Section 3(b)(i) without any risk of violating any non-compete or other restrictive covenant or other agreement to which he is a party. During the Term Executive shall not enter into any agreement that would preclude, hinder or impair his ability to fulfill responsibilities described in Section 3(b)(i) specifically or this Agreement generally.

SECTION 4. COMPENSATION AND BENEFITS

(a) Annual Base Salary. Executive’s base salary shall be $826,000 per year (“Annual Base Salary”), which amount may be periodically reviewed and increased or left unchanged at the discretion of the Compensation Committee. The Annual Base Salary shall be payable in accordance with the Company’s standard payroll practices and policies and shall be subject to such withholdings as required by law or as otherwise permissible under such practices or policies.

(b) Earned Bonus. Executive shall be eligible to receive an earned bonus up to 100% of the Annual Base Salary (the “Earned Bonus”), subject to the Compensation Committee guidelines and the Company’s goals. Such bonus (if any), shall be payable within two (2) months of the end of the fiscal for which it applies. Nothing in this Section 4(b) guarantees that any Earned Bonus will be paid. Moreover, where a bonus depends on performance for a particular period (the “Calculation Period”) and the Executive’s employment is terminated (whether with or without Cause or Good Reason) prior to the end of the Calculation Period, then (i) the amount of any Earned Bonus shall be calculated at the Company’s election by either (x) annualizing the performance for the Calculation Period which has already expired over the entire Calculation Period, or (y) by waiting until the end of the Calculation Period to determine if the performance criteria have been met, and (ii) the Earned Bonus shall equal that pro-rata portion (equal to the percent of the Calculation Period during which Executive was employed) of the bonus which would have been earned had the Executive’s employment not been terminated.

(c) Employee Benefit Plans. Executive shall be entitled to receive the benefits described in Schedule A attached hereto, if and for as long as the Company sponsors such plans and such plans remain in effect for other executives with the same level of status as Executive.

(d) Stock Options. The Board of Directors, in its discretion, may grant rights to Executive under the Stein Mart, Inc. Omnibus Plan (the “Option Plan”) on terms set by the Board of Directors. Contemporaneously herewith, the Company has granted the Executive one million (1,000,000) stock options under the Option Plan and the Company will grant the Executive two hundred thousand (200,000) stock options under the Option Plan in January 2009.

(e) Deferred Compensation. Executive will participate in the Stein Mart Executive Deferred Compensation Plan (the “Deferred Compensation Plan”). The Company reserves the right to alter, modify, revise or eliminate the Deferred Compensation Plan provided that any such change to the terms will apply to Executive and similarly situated participants.

(f) Vacation, Holidays and Salary Continuation. Executive shall receive a total of 27 days of paid vacation, or holidays on a pro rata basis during any 365 day period of the Term pro rata. The amount may be adjusted in accordance with the Company’s standard policy or as directed by the Board of Directors. Any vacation or holiday leave time not used during any 365 day period of the Term will not carry forward to the next 365 period and will be forfeited. Executive will also participate in the Company’s Management Salary Continuation Plan as in effect from time to time. The Company reserves the right to alter, modify, revise or eliminate the Management Salary Continuation Plan provided that any such change to the terms will apply to Executive and similarly situated participants.

(g) Expense Reimbursements. Executive shall have the right to expense reimbursements in accordance with the Company’s standard policy on expense reimbursements as in effect from time to time.

(h) Indemnification. With respect to Executive’s acts or failures to act during his employment in his capacity as an officer, employee or agent of the Company, Executive shall be entitled to indemnification from the Company, and to liability insurance coverage (if any), on the same basis as other officers of the Company. Executive shall be indemnified by Company, and Company shall pay all of Executive’s related costs, charges and expenses, including without limitation reasonable attorneys’ fees, when and as incurred, all to the full extent permitted by law. Subject to applicable law, the Company reserves the right to discontinue indemnification in the event the Company determines that the Executive has materially breached this Agreement or the Executive has or intends to advance a business or legal position contrary to the Company’s interests. Notwithstanding the foregoing:

(1) Executive shall not be entitled to any indemnification if a judgment or other final adjudication establishes that any act or omission of Executive was material to the cause of action so adjudicated and that such act or omission constituted: (i) a criminal violation, unless Executive had reasonable cause to believe that Executive’s conduct was lawful or had no reasonable cause to believe that such conduct was unlawful, (ii) a transaction from which Executive derived an improper personal benefit, or (iii) willful misconduct or a conscious disregard for the best interests of the Company; and

(2) Executive agrees to give the Company prompt written notice of any third party claim (a “Claim”); provided, however, that such notice shall not be a condition to the Company’s indemnity obligations hereunder unless the Company is materially and adversely affected by the Executive’s failure or delay in giving such notice. If the Company has reconfirmed, in writing and in a timely manner, its obligations to indemnify the Executive for a particular Claim, then the Executive will allow the Company to control the defense of such Claim as long as the Company acts promptly and reasonably. The Executive will reasonably cooperate with the Company in the defense of such claim. Any settlement by the Company must be approved by the Executive, with such approval not to be unreasonably withheld if the Executive receives a complete release of any such Claim. Notwithstanding anything herein stated, if in the Executive’s reasonable judgment, the interests of the parties conflict, the Executive may select, at the Company’s expense, Executive’s own counsel as long as the Executive provides the Company notice of such selection within ten (10) business days after receiving service of a summons and complaint. Further, notwithstanding anything herein stated, the Executive shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, if representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct and either party obtains a written legal opinion to such effect, then the reasonable expense of separate counsel for the Executive shall be paid by the Company.

(i) Automobile Allowance. The Company will pay Executive $1,100 per month (paid quarterly) which shall be used for the lease, purchase, maintenance and/or operation of a vehicle that Executive is to use for business travel or may use for personal travel. Executive shall be solely responsible for any taxes associated with the automobile allowance afforded to him.

(j) Other Perquisites. The Company will provide Executive with such other perquisites as may be made generally available to the highest level of senior executives of the Company.

(k) Relocation Assistance. The Company will pay Executive a one-time payment of $150,000 on 1/2/09 to assist the Executive with the relocation of Executive, his family and his principal residence from Charlotte, North Carolina to Jacksonville, Florida. While the Executive maintains a residence in Charlotte, North Carolina, but not to exceed one hundred and fifty (150) days from the Effective Date, the Company, at the Company’s expense, shall provide Executive with a furnished apartment in Jacksonville, Florida located in “The Strand” complex at 1401 Riverplace Boulevard, #1608, Jacksonville, Florida, for the Executive’s exclusive use. In addition, the Company will reimburse the Executive for reasonable commercial transportation expenses incurred traveling between Charlotte, NC and Jacksonville, FL for a period of ninety (90) days from the Effective Date. Except as expressly set forth in this Section 5(k), the Executive shall not be entitled to reimbursement for moving or relocation expenses

(l) Payment Obligations. All amounts payable by the Company shall be paid without notice or demand. The Executive shall not be obligated to seek other employment in mitigation of the amounts payable under any provision of this Agreement, the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments required to be made under this Agreement.

SECTION 5. TERMINATION OF EMPLOYMENT

(a) General. The Board of Directors shall have the right to terminate Executive’s employment and this Agreement at any time with or without Cause upon fifteen (15) days written notice to Executive, and Executive shall have the right to terminate his employment and this Agreement at any time with or without Good Reason, upon fifteen (15) days written notice to the Company; provided that obligations under this Section 5, Section 6 and Section 7 shall survive termination of the Agreement. The Board of Directors may delegate its powers to terminate the Executive to the persons to whom the Executive reports and the Board of Directors shall have the right to relieve the Executive of his duties prior to the expiration of the fifteen (15) day notice term provided above although the Agreement shall not be deemed terminated until the expiration of such period.

(b) Termination by Board of Directors without Cause or by Executive for Good Reason. If (i) the Board of Directors terminates Executive’s employment without Cause, or (ii) the Executive resigns for Good Reason, then in either of those circumstances, the Company’s only obligation to Executive under this Agreement shall be to pay Executive (or his estate) his earned but unpaid base salary and Earned Bonus, if any, up to the date of his termination of employment, plus 100% of his current total Annual Base Salary as specified in Section 4(a) (subject to such withholdings as required by law) payable in twelve (12) equal monthly installments, the first six (6) of which shall be delayed and shall be paid, with interest, on the first day of the seventh month after the Termination Date, with the remaining six (6) payments made on a monthly basis thereafter. Interest shall be calculated based on the Prime interest rate published in the Wall Street Journal on the Termination Date (the one year period following the Termination Date is called the “Post Termination Payment Period”). During the Post Termination Payment Period, the Executive shall also continue to receive, at the Company’s cost, medical, dental, life and accident and disability insurance with coverage consistent with the lesser of (i) the coverage in effect at Executive’s termination, or (ii) the coverage in effect from time to time as applied to persons in positions similar to the position held by Executive at the time of termination; provided that if the taxable value of the continued life and accident and disability coverage to Executive during the first six (6) months following the Termination Date exceeds the annual dollar limit in effect under Code Section 402(g)(1)(B) for the year of such termination, then the Executive shall pay the premiums in excess of such limit for such coverage during such six (6)-month period and after the end of such six (6)-month period, the Company shall reimburse the Executive for the amount of the premiums paid by the Executive, without interest thereon.

(c) Termination by the Board of Directors for Cause or by Executive without Good Reason. If the Board of Directors terminates the Executive’s employment for Cause or the Executive resigns without Good Reason, the Company’s only obligation to Executive under this Agreement shall be to pay to Executive (or his estate) his earned but unpaid Annual Base Salary, and Earned Bonus, if any, up to the date of his termination of employment. The Company shall only be obligated to make such payments and provide such benefits under any employee benefit plan, program or policy in which Executive was a participant as are explicitly required to be paid to Executive by the terms of any such benefit plan, program or policy following the date of termination of employment.

(d) Termination Due to the Death or Disability of Executive. The Executive’s employment hereunder shall be terminated automatically upon the death or Disability of the Executive. Upon such an event,

(1) the Company shall pay to Executive (or his estate) as soon as reasonably practical thereafter his earned but unpaid base salary and Earned Bonus, if any, through such date as is the end of the calendar month during which such termination occurred;

(2) all of the Executive’s interests in the Company’s annual and long-term incentive plans, including, but not limited to, the Executive’s interests in the incentive compensation plans established pursuant to Section 4 above, will automatically 100% vest, and the Executive (or his estate) will be entitled to the immediate settlement of the Executive’s interests under the terms of such plans; provided, however, that this clause shall be effective only to the extent the provisions of such plans do not otherwise address vesting and time for settlement of interests in the event of death or disability under such plans; and

(3) the Company will fully cooperate with the Executive (or his family) to assure that COBRA coverage shall be available to the maximum extent allowed by applicable COBRA rules and regulations.

(e) Relinquishment of Corporate Positions. Executive shall automatically cease to be an officer and/or director of the Company and its affiliates as of the Termination Date.

(f) Limitation. Anything in this Agreement to the contrary notwithstanding, Executive’s entitlement to or payments under this Agreement and any other plan or agreement shall be limited to the extent necessary so that no payment to be made to Executive on account of termination of his employment with the Company will be subject to the excise tax imposed by Code Section 4999, but only if, by reason of such limitation, Executive’s net after-tax benefit shall exceed the net after-tax benefit if such reduction were not made. “Net after-tax benefit” shall mean (i) the sum of all payments and benefits that Executive is then entitled to receive under any section of this Agreement or other plan or agreement that would constitute a “parachute payment” within the meaning of Section 280G of the Code, less (ii) the amount of federal income tax payable with respect to the payments and benefits described in clause (i) above calculated at the maximum marginal income tax rate for each year in which such payments and benefits shall be paid to Executive (based upon the rate in effect for such year as set forth in the Code at the time of the first payment of the foregoing), less (iii) the amount of excise tax imposed with respect to the payments and benefits described in clause (i) above by Section 4999 of the Code. Any limitation under this Section I.A.1.a)(1)(a)(i) of Executive’s entitlement to payments shall be made in the manner and in the order directed by Executive.

SECTION 6. COVENANTS BY EXECUTIVE

(a) Company Property. Upon the termination of Executive’s employment for any reason, Executive shall promptly return all Company Property which had been entrusted or made available to Executive by the Company. “Property” means all records, files, memoranda, communication, reports, price lists, plans for current or prospective business operations, customer lists, drawings, plans, sketches, keys, codes, computer hardware and software and other property of any kind or description prepared, used or possessed by Executive during Executive’s employment by the Company (and any duplicates of any such Property) together with any and all information, ideas, concepts, discoveries, processes, intellectual property, inventions and the like conceived, made, developed or acquired by Executive individually or with others during Executive’s employment which relate to the Company or its products or services or operations. Concurrent with this Agreement Executive agrees to execute an agreement governing and protecting the Company’s intellectual property, a copy of which is attached as Exhibit B.

(b) Trade Secrets. Executive agrees that Executive shall hold in a fiduciary capacity for the benefit of the Company and shall not directly or indirectly use or disclose any Trade Secret that Executive may have acquired during the term of Executive’s employment by the Company for so long as such information remains a Trade Secret. “Trade Secret” means information, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing or a process that (i) derives economic value, actual or potential, from not being generally known to, and not being generally readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (ii) is the subject of reasonable efforts by the Company to maintain its secrecy. This Section 6(b) is intended to provide rights to the Company which are in addition to, not in lieu of, those rights the Company has under the common law or applicable statutes for the protection of trade secrets.

(c) Confidential Information. During the Term and continuing thereafter indefinitely, Executive shall hold in a fiduciary capacity for the benefit of the Company, and shall not directly or indirectly use or disclose, any Confidential Information that Executive may have acquired (whether or not developed or compiled by Executive and whether or not Executive is authorized to have access to such information) during the term of, and in the course of, or as a result of Executive’s employment by the Company without the prior written consent of the Board of Directors unless and except to the extent that such disclosure is (i) made in the ordinary course of Executive’s performance of his duties under this Agreement or (ii) required by any subpoena or other legal process (in which event Executive will give the Company prompt notice of such subpoena or other legal process in order to permit the Company to seek appropriate protective orders). “Confidential Information” means any secret, confidential or proprietary information possessed by the Company or any of its subsidiaries or affiliates, including, without limitation, trade secrets, customer or supplier lists, details of client or consultant contracts, current and anticipated customer requirements, pricing policies, price lists, market studies, business plans, operational methods, marketing plans or strategies, advertising campaigns, information regarding customers or suppliers, computer software programs (including object code and source code), data and documentation data, base technologies, systems, structures and architectures, inventions and ideas, past current and planned research and development, compilations, devices, methods, techniques, processes, financial information and data, business acquisition plans and new personnel acquisition plans and the terms and conditions of this Agreement that has not become generally available to the public.

(d) Non-Competition. Executive recognizes that his duties will entail the receipt of Trade Secrets and Confidential Information as defined in this Section 6. Those Trade Secrets and Confidential Information have been developed by the Company at substantial cost and constitute valuable and unique property of the Company. Accordingly, the Executive acknowledges that protection of Trade Secrets and Confidential Information is a legitimate business interest. Executive agrees not to compete with the Company during the Term and for a reasonable and limited period thereafter. Therefore, during the Term and for a period of two years thereafter, the Executive shall not have an investment of $100,000.00 or more in a Competing Business and shall not render personal services to any such Competing Business in any manner, including, without limitation, as owner, partner, director, trustee, officer, employee, consultant or advisor thereof. Notwithstanding the above, Executive shall be entitled to retain ownership in all stock for Belk, Inc. which he owns as of the date of execution of this Agreement, and in any future shares of Belk, Inc. or any successor company, to which he may be entitled as a result of merger, acquisition, stock split or reinvested dividends. If the Executive shall breach the covenants contained in this Non-Competition provision, then the Company shall have no further obligation to make any payment to the Executive pursuant to this Agreement and may recover from the Executive all such damages as it may be entitled to at law or in equity. In addition, the Executive acknowledges that any such breach is likely to result in irreparable harm to the Company. The provisions of this subsection (d) shall not be applicable to Executive if Executive is terminated from employment without Cause or the Executive resigns from employment for Good Reason.

(e) Specific Performance; Independence of Covenants. The Company shall be entitled to specific performance of the covenants in this Section 6, including entry of a temporary restraining order in state or federal court, preliminary and permanent injunctive relief against activities in violation of this Section 6, or both, or other appropriate judicial remedy, writ or order, in addition to any damages and legal expenses which the Company may be legally entitled to recover. Executive acknowledges and agrees that the covenants in this Section 6 shall be construed as agreements independent of any other provision of this Agreement or any other agreement between the Company and Executive, and that the existence of any claim or cause of action by Executive against the Company, whether predicated upon this Agreement or any other agreement, shall not constitute a defense to the enforcement by the Company of such covenants.

(f) Non-Solicitation. During the Term and for a period of two years hereafter (such period is referred to as the “No Recruit Period”), the Executive will not solicit, either directly or indirectly, any person that he knows or should reasonably know to be an employee of the Company, whether any such employees are now or hereafter through the No Recruit Period so employed or engaged to terminate their employment with the Company. The foregoing is not intended to limit any legal rights or remedies that any employee of the Company may have under common law with regard to any interference by Executive at any time with the contractual relationship the Company may have with any of its employees.

(g) Reasonable and Continuing Obligations. Executive agrees that Executive’s obligations under this Section 6 are obligations which will continue beyond the date Executive’s employment terminates (the “Restricted Period”) and that such obligations are reasonable, fair and equitable in scope. The terms and duration are necessary to protect the Company’s legitimate business interests and are a material inducement to the Company to enter into this Agreement. Executive further acknowledges that the consideration for this Section 6 is his employment or continued employment. Executive will not be paid any additional compensation during this Restricted Period for application or enforcement of the restrictive covenants contained in this Section 6.

(h) Work Product. The term “Work Product” includes any and all information, programs, concepts, processes, discoveries, improvements, formulas, know-how and inventions, in any form whatsoever, relating to the business or activities of the Company, or resulting from or suggested by any work developed by the Executive in connection with the Company, or by the Executive at the Company’s request. Executive acknowledges that all Work Product developed during the Term is property of the Company and accordingly, Executive does hereby irrevocably assign all Work Product developed by the Executive to such entity as the Company shall specify and agrees: (i) to assign to the such entity, free from any obligation of the Company, all of the Executive’s right, title and interest in and to Work Product conceived, discovered, researched, or developed by the Executive either solely or jointly with others during the term of this Agreement and for three (3) months after the termination or nonrenewal of this Agreement; and (ii) to disclose to the Company promptly and in writing such Work Product upon the Executive’s acquisition thereof.

SECTION 7. MISCELLANEOUS

(a) Notices. Notices and all other communications shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail. Notices to the Company shall be sent to:

STEIN MART, INC

Attention: D. Hunt Hawkins

1200 Riverplace Boulevard, 5th Floor

Jacksonville, FL 32207

Facsimile: (904) 346-1297

Notices and communications to Executive shall be sent to the address Executive most recently provided to the Company.

(b) No Waiver. No failure by either the Company or Executive at any time to give notice of any breach by the other of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of any provisions or conditions of this Agreement.

(c) Governing Law. This Agreement shall be governed by Florida law without reference to the choice of law principles thereof. Any litigation that may be brought by either the Company or Executive involving the enforcement of this Agreement or any rights, duties, or obligations under this Agreement, shall be brought exclusively before a court of competent jurisdiction in and for Duval County, Florida.

(d) Assignment. This Agreement shall be binding upon and inure to the benefit of the Company and any successor in interest to the Company or any segment of such business. The Company may assign this Agreement to any affiliate or successor that acquires all or substantially all of the assets and business of the Company or a majority of the voting interests of the Company. The Company will require any successor (whether direct or indirect, by operation of law, by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of Company) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean Company as defined above and, unless the context otherwise requires, any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise. Executive’s rights and obligations under this Agreement are personal and shall not be assigned or transferred by him.

(e) Other Agreements. This Agreement replaces and merges any and all previous agreements and understandings regarding all the terms and conditions of Executive’s employment relationship with the Company, and this Agreement constitutes the entire agreement between the Company and Executive with respect to such terms and conditions.

(f) Amendment. No amendment to this Agreement shall be effective unless it is in writing and signed by the Company and by Executive.

(g) Invalidity and Severability. If any part of this Agreement is held by a court of competent jurisdiction to be invalid or otherwise unenforceable, the remaining part shall be unaffected and shall continue in full force and effect, and the invalid or otherwise unenforceable part shall be deemed not to be part of this Agreement.

(h) Litigation. In the event that either party to this Agreement institutes litigation against the other party to enforce his or its respective rights under this Agreement, each party shall pay its own costs and expenses incurred in connection with such litigation. As a material part of the consideration for this Agreement, BOTH PARTIES HERETO WAIVE ANY RIGHT TO A TRIAL BY A JURY in the event of any litigation arising from this Agreement.

(i) Counterparts. This Agreement may be executed in counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(j) Executive Recusal. Executive shall recuse himself from all deliberations of the Board of Directors regarding this Agreement, Executive’s employment by the Company or related matters.

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement effective as of the Effective Date.

STEIN MART, INC.		DAVID H. STOVALL, JR.

By:	/s/ Linda M. Farthing	/s/ David H. Stovall, Jr.
Linda M. Farthing, CEO

SCHEDULE A

BENEFITS

1.	Retirement Plan/Life Insurance/AD&D

The Executive shall be entitled to participate in all retirement plans and will be entitled to life insurance and AD&D benefits which other senior executives of the Company or affiliates of the Company are eligible.

2.	Long-Term Disability

The Executive shall be entitled to participate in all Long-Term and Life Time Disability plans which other senior executives of the Company or affiliates of the Company are eligible.

3.	Medical/Dental Benefits

The Executive shall be entitled to medical/dental benefits which other senior executives of the Company or affiliates of the Company are eligible.